Exhibit 10.27

FORBEARANCE AND REPAYMENT AGREEMENT

This Forbearance and Repayment Agreement (hereinafter referred to as the “Agreement”) is entered into as effective as of September 12, 2008, between and among Suntech America, Inc., and its affiliates (collectively, “Suntech”), and Open Energy Corporation, and its affiliates (collectively, “OEC” and, together with  Suntech, collectively, the “Parties”)

RECITALS:

WHEREAS, Suntech has sold to OEC, and OEC has purchased from Suntech, certain solar module products (the “Products”), and OEC has inspected and accepted delivery of such Products in accordance with the purchase orders and related documents between the Parties;

WHEREAS, OEC has failed to pay the purchase price for the Products and such outstanding amounts currently equal approximately $3,053,530.28 (the “Outstanding Payment Obligations”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Suntech has agreed to forbear from taking any enforcement action against OEC with respect to the Outstanding Payment Obligations, provided that OEC fully and timely makes each of the payments provided for under this Agreement and otherwise complies with the other terms of this Agreement;

WHEREAS, it is now the intention of the Parties to establish a payment plan for the Outstanding Payment Obligations and to provide for the mutual release of the Parties upon the conditions more fully set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the terms, covenants, conditions, and agreements set forth below, and in satisfaction and settlement of the Outstanding Payment Obligations, Suntech and OEC agree as follows:

1.             OEC agrees to pay to Suntech the aggregate amount of  Three Million Fifty-Three Thousand Five Hundred Thirty and 28/100 Dollars ($3,053,530.28), plus interest in an amount of twelve percent (12%) per annum, or the highest amount legally allowable under California law, if lower than 12% per annum, in accordance with the payment schedule set forth on Exhibit A attached hereto, which payments include accrued interest to the each payment date.

2.             A failure to make full and timely payment by OEC in accordance with Exhibit A shall be deemed a default under this Agreement, and such default shall be deemed material in the event full payment is not made within five (5) business days of the default (a “Payment Default”).  Suntech shall have no obligation to notify OEC of any Payment Default.

3.             Upon the occurrence of any Payment Default, Suntech, in its sole discretion, is entitled to file suit in either the state or federal courts of the State of California for breach of this Agreement, and to submit to the Court a Complaint and/or a Stipulated Judgment in substantially the same form as attached hereto as Exhibit B.   The total amount to be entered for the Stipulated Judgment shall equal $3,053,530.28, plus applicable interest, less any amounts previously paid by OEC under the terms of this Agreement.   Following the occurrence of any Payment Default, in addition to the remedies provided herein, Suntech may pursue any other remedy available to it under law or in equity.

4.             OEC hereby consents to personal jurisdiction and venue of any court in the State of California for this purpose.

5.             OEC hereby further consents to entry of the Stipulated Judgment pursuant to the terms and conditions of this Agreement, as more fully explained.

6.             If, upon the occurrence of any Payment Default, Suntech desires to file suit and to submit for entry and enforcement a Stipulated Judgment pursuant to the terms of this Agreement, Suntech shall so notify OEC in writing in accordance with Paragraph 25 below.  At the time of said notification, Suntech shall provide OEC with a copy of the Complaint and Stipulated Judgment to be filed with the Court.  OEC shall have five (5) business days to review the Complaint and/or Stipulated Judgment and notify Suntech of any alleged factual misstatements contained therein, but Suntech is not required to obtain OEC’s approval as to form of the Complaint or Stipulated Judgment or accept any comments with respect to which it in good faith disagrees.

7.             After the review period referenced in Paragraph 6 hereof has expired, Suntech may file the Complaint and Stipulated Judgment pursuant to the terms and conditions of this Agreement.  The dollar amount to be entered for the Stipulated Judgment shall be the result of subtracting the amounts previously paid by OEC under this Agreement from the total amount due and owing Suntech pursuant to the terms and conditions hereof.

8.             Effective upon full payment by OEC in accordance with the terms and conditions of this Agreement, Suntech for and on behalf of itself, its predecessors, affiliates, partners, successors, assigns, agents, employees, representatives, and attorneys, do, subject to the provisions herein, hereby fully and forever remise, release, and discharge OEC and its predecessors, affiliates, successors, shareholders, assigns, agents, employees, representatives, and attorneys, of and from any and all claims, demands, agreements, contracts, covenants, torts, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, losses, and liabilities of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, which against them Suntech had, may have had, or now have, or which any of Suntech’s predecessors, affiliates, partners, successors, assigns, agents, employees, representatives, or attorneys, hereafter can, shall, or may have, for or by reason of any matter, cause, or thing whatsoever, up to and including the date hereof, which may relate to or arise out of the events which are the subject of this Agreement and/or the Outstanding Payment Obligations.  This release, however, is not intended to be and shall not be construed as a release of the rights, obligations, or duties of OEC under this Agreement or otherwise relating to the Products.

9.             Effective upon and in consideration of Suntech’s execution of this Agreement, OEC, for and on behalf of itself and its predecessors, affiliates, successors, shareholders, assigns, agents, employees, representatives, and attorneys (collectively, “OEC Parties”), do hereby fully and forever remise, release, and discharge Suntech, its predecessors, affiliates, successors, partners, assigns, agents, employees, representatives, and attorneys, of and from any and all claims, demands, agreements, contracts, covenants, torts, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, losses, and liabilities of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, which against them OEC had, may have had, or now have, or which any of OEC’s predecessors, affiliates, successors, shareholders, assigns, agents, employees, representatives, or attorneys, hereafter can, shall, or may have, for or by reason of any matter, cause, or thing whatsoever, up to and including the date hereof, which may relate to or arise out of the events which are the subject of this Agreement and/or the Outstanding Payment Obligations.  This release, however, is not intended to be and shall not be construed as a release of the rights, obligations, or duties of Suntech under this Agreement.  However, this release is not intended to be, and shall not be construed to be a release of any rights of any OEC Party under any Suntech warranty or in respect of any product liability claim relating to the Products.

10.           The Parties agree that each of them will keep confidential and not disclose the terms of this Agreement and/or the amount of the settlement to any person, corporation or other entity.  However, the following disclosures shall not constitute a breach of the obligations under this Paragraph:  (i) disclosure which may be necessary to enforce the terms and conditions of this Agreement; (ii) disclosure pursuant to a subpoena or specific court or agency order;

(iii) disclosure necessary to comply with the Internal Revenue Code, state tax law or any other applicable law and any disclosure necessary for OEC to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended; and (iv) any disclosure made after written consent thereto is obtained from the other Parties (or from the other Parties’ attorney).  In the event a Party intends or is compelled to make a disclosure for any of the foregoing reasons, the disclosing Party shall give reasonable notice and opportunity to object to the non-disclosing parties.

11.           The Parties understand and agree that this Agreement is a compromise settlement of disputed claims, and that neither the execution of this Agreement, nor the agreement by any Party to the terms set forth herein, or the payment of any sums of money, described herein, shall constitute or be construed as an admission of wrongdoing or liability on the Party.  Nor is one Party’s acceptance of a compromised amount of settlement money from the other Party an admission of any lack of wrongdoing or liability by that other Party.  Neither this Agreement, nor any provision hereof, nor any statement of any Party, made in negotiation towards this Agreement shall be admissible in any proceeding for any purpose of showing wrongdoing or liability on the part of such Party.

12.           The Parties hereto acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code § 1542, which is expressly understood by each Party to provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties are aware of said code section and hereby expressly waive any and all rights they may have thereunder, as well as under any other statute or common law principles of similar effect, except as to the promises, covenants, and warranties contained herein which are expressly identified as surviving the execution of this Agreement.  This Agreement shall act as release of all future claims that may arise from the above-mentioned events, disputes, and litigation, whether such claims are currently known, unknown, foreseen, or unforeseen.  The Parties understand and acknowledge the significance and consequences of the specific waiver of California Civil Code § 1542 above and hereby assume full responsibility for any injuries, damages, losses, or liabilities they may hereafter incur from the above-mentioned events, disputes, and litigation.

13.           Each Party agrees to execute all documents referred to herein to carry out the provisions of this Agreement, and any other documents which at any other time may be reasonably necessary to carry out the terms of this Agreement.

14.           Each Party represents and warrants that he or she or it has full power to enter into this Agreement, and that the individual executing this Agreement on his, her, or its behalf is fully empowered to bind him, her, or it and fully authorized to enter into this Agreement.  Each Party represents and warrants that he, she, or it has not assigned, encumbered, or in any manner transferred all or any portions of the claims, causes of action, or other matters released by her, him or it herein except as expressly set forth herein.  Each Party acknowledges and agrees that the warranties and representations made by each Party in this Paragraph, and throughout this Agreement, are each an essential and material term of this Agreement, without which the consideration given herein would not have been given by any of them.

15.           Each Party acknowledges and represents that, in effecting and executing this Agreement, he, she, or it has received from legal counsel full legal advice as to his, her, or its legal rights, or had the opportunity to do so, and that he, she, or it has read all of this Agreement and fully understands its content and legal effect.

16.           Each Party acknowledges and agrees that no representation, statement, or promise not expressly set forth herein has been made by or on behalf of any of the other Parties hereto or by any of their agents, servants, employees, representatives, or attorneys, and that no representations, statements, or promises that are not expressly set forth herein have been made or relied on by any Party.  This Agreement constitutes a single integrated contract.

17.           All of the covenants, releases, and agreements herein contained in favor of the persons or entities released are made for the express benefit of each and all of said persons or entities, each of whom has the right to enforce such provisions.

18.           If any action or motion in law or equity, including an action for declaratory relief, is brought to enforce or interpret provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs, which may be determined by the Court in said action or in any separate action brought for that purpose, in addition to any other relief to which the Party may be entitled.

19.           This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, successors, representatives, assigns, employees, agents, attorneys, and parent, subsidiary, and affiliated corporations.

20.           This Agreement is made and entered into in the State of California and shall be interpreted, applied, and enforced under and pursuant to the laws of the State of California, and shall be enforceable in any state or federal court of the State of California.

21.           In interpreting the language of this Agreement, each Party to this Agreement shall be treated as having drafted this Agreement after meaningful negotiations.  This Agreement may be modified only in a writing signed by each Party.

22.           If any material portion, provision, or part of this Agreement, other than the mutual releases, is held, determined, or adjudicated to be invalid, unenforceable, or void for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

23.           The Parties agree that this Agreement may be signed in counterparts, with Suntech retaining the original signatures.

24.           The Parties agree that the performance of this Agreement may be pleaded and/or used as a full and complete defense to, and may be used as a basis for, an injunction against any action, suit or other proceeding which may be instituted, prosecuted, or attempted concerning a breach of this Agreement.

25.           By consenting to a Stipulated Judgment in a form substantially the same as Exhibit B pursuant to the terms and conditions of this Agreement, OEC understands and agrees that it is hereby waiving any and all procedural and substantive defenses to payment of the Outstanding Payment Obligations, including, but not limited to, statutes of limitations, laches, product quality, quantity or fitness for a particular use, breach of warranty, any offsets or other sums of monies allegedly owing OEC in connection with the sale of the Products, venue, forum non conveniens, personal and/or subject matter jurisdiction, whether at law or in equity, and regardless of applicable law. The Parties agree and understand that OEC’s waiver of these and any and all procedural and substantive potential defenses to the Outstanding Payment Obligations is knowing and voluntary after consultation with counsel, and was a material inducement to Suntech’s consent to this Agreement.

26.           All notices, requests and other communications to any Party hereunder shall be sent by certified mail (return receipt not required), as follows:

A.    If to Suntech:

To:	Legal Department
Suntech America
188 The Embarcadero
8th Flr.
San Francisco, CA 94105

With a copy to:

B.    If to OEC:

To:                              General Counsel
514 Via de la Valle, Suite 200
Solana Beach, CA 92075
Facsimile: 858.794.8811
email: dsprinkle@openenergycorp.com

With a copy to: James Mercer III

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Facsimile: 858.509.3691

Email: jmercer@sheppardmullin.com

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on September 12, 2008.

Suntech America, Inc.	Open Energy Corporation

By:	By:
Name:	Name:
Title:	Title:

APPROVED AS TO FORM:	APPROVED AS TO FORM:

BAKER & McKENZIE	SHEPPARD, MULLIN, RICHTER &

HAMPTON, LLP

Christopher Van Gundy	James Mercer III
Attorneys for Suntech America, Inc	Attorneys for Open Energy Corporation

EXHIBIT A

PAYMENT SCHEDULE

Payment Date	Amount of Payment (includes accrued interest)

September 19, 2008	$1,000,000.00

January 15, 2009	$500,000.00

February 15, 2009	$297,558.18

March 15, 2009	$297,558.18

April 15, 2009	$297,558.18

May 15, 2009	$297,558.18

June 15, 2009	$297,558.18

July 15, 2009	$297,558.18

Total:	$3,285,349

EXHIBIT B

Stipulated Judgment